Exhibit 11

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation of our audit report on annual financial statements of California Tequila, Inc. for the years ended December 31, 2020 and December 31, 2019 of our report dated April 26, 2021 included in California Tequila, Inc.’s Registration Statement on Form 1-A Regulation A Offering Statement Under the Securities Act of 1933.

Los Angeles, California
June 3, 2021